CONSOLIDATED FINANCIAL STATEMENTS

Wilshire Restaurant Group, Inc.

December 29, 2005 and December 30, 2004
With Report of Independent Auditors

                       Consolidated Financial Statements
                        Wilshire Restaurant Group, Inc.
              Years Ended December 29, 2005 and December 30, 2004


                                    CONTENTS

Report of Independent Auditors................................................ 1

Audited Consolidated Financial Statements

Consolidated Balance Sheets................................................... 2
Consolidated  Statements of Operations........................................ 3
Consolidated  Statements of Shareholders' Deficit............................. 4
Consolidated Statements of Cash Flows..........................................5
Notes to Consolidated Financial Statements.................................... 7

[GRAPHIC OMITTED]


                          Report of Independent Auditors


The Board of Directors
Wilshire Restaurant Group, Inc.

We have audited the accompanying consolidated balance sheets of Wilshire Restaurant Group, Inc. and subsidiaries as of December 29, 2005 and December 30, 2004 and the related consolidated statements of operations, shareholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal controls over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wilshire Restaurant Group, Inc. and subsidiaries as of December 29, 2005 and December 30, 2004 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


                                      /s/ Ernst & Young LLP
                                      -----------------------

April 4, 2006






                   A Member Practice of Ernst & Young Global
                                                                               1



                                                   Wilshire Restaurant Group, Inc.

                                                     Consolidated Balance Sheets



                                                                          DECEMBER 29,                    DECEMBER 30,
                                                                             2005                             2004
ASSETS
Current assets:
  Cash                                                                    $     853,000                  $   1,799,000
  Accounts receivable, net of allowances                                      4,215,000                      3,809,000
  Inventories                                                                 4,357,000                      3,707,000
  Prepaids and other current assets                                           1,145,000                      1,116,000
                                                                          ----------------------------------------------
 Total current assets                                                        10,570,000                     10,431,000

 Property, equipment and improvements, net                                   36,082,000                     38,767,000

Investments in unconsolidated partnerships                                      311,000                        340,000

Minority interests of consolidated partnerships                                 115,000                        111,000

Other assets, net                                                             4,742,000                      6,810,000
                                                                          ----------------------------------------------
Total assets                                                              $  51,820,000                  $  56,459,000
                                                                          ==============================================
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
 Accounts payable                                                         $  12,340,000                  $   9,586,000
 Accrued expenses                                                            26,726,000                     25,763,000
 Current portion of reserve for store closures                                  964,000                        928,000
 Current portion of long-term debt                                            2,400,000                      2,400,000
 Current portion of obligations under capital leases                            634,000                        727,000
                                                                          ----------------------------------------------
Total current liabilities                                                    43,064,000                     39,404,000

Long-term debt, excluding current portion                                   105,635,000                     97,242,000
Long-term obligations under capital leases, excluding current
  portion                                                                     6,679,000                      7,872,000
Deferred rent                                                                 4,770,000                      4,904,000
Reserve for store closures -- noncurrent                                      1,236,000                      1,707,000
Unfavorable lease interests                                                     671,000                        740,000

Commitments and contingencies

Shareholders' deficit:
 Preferred stock, $0.001 par value; 200,000 shares authorized;
  42,153 shares issued and outstanding in 2005 and 2004                      63,277,000                     63,277,000
 Class A common stock, $0.00 1 par value; 200,000 shares
  authorized; 42,153 shares issued and outstanding in 2005 and
  2004                                                                                -                              -
 Capital in excess of par value                                               9,659,000                      9,659,000
 Treasury stock                                                                (137,000)                      (137,000)
 Notes secured by stock                                                      (1,308,000)                    (1,205,000)
 Accumulated deficit                                                       (181,726,000)                  (167,004,000)
                                                                          -----------------------------------------------
Total shareholders' deficit                                                (110,235,000)                   (95,410,000)
                                                                          -----------------------------------------------
Total liabilities and shareholders' deficit                                $ 51,820,000                   $ 56,459,000
                                                                          ===============================================

See accompanying notes to consolidated financial statements.
                                                                               2

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

                                                   Wilshire Restaurant Group, Inc.

                                                Consolidated Statements of Operations


                                                                          DECEMBER 29,                  DECEMBER 30,
                                                                             2005                          2004
REVENUES
Food and beverage sales                                                   $ 229,132,000                  $ 228,318,000
Franchise and license fees                                                    8,791,000                      8,662,000
Other income                                                                    802,000                        735,000
                                                                          -----------------------------------------------
                                                                            238,725,000                    237,715,000

COSTS AND EXPENSES
Salaries and wages                                                           70,939,000                     71,951,000
Food and beverage                                                            74,936,000                     74,789,000
Operating expenses                                                           46,814,000                     44,601,000
Interest                                                                     20,866,000                     19,665,000
Occupancy costs                                                              15,565,000                     14,969,000
General and administrative                                                   11,075,000                     13,676,000
Depreciation and amortization                                                 8,005,000                      8,312,000
Store closure expenses, asset impairment and other                            2,224,000                      3,262,000
Management service fees                                                       1,934,000                      2,021,000
Minority interests                                                              598,000                        459,000
Preopening costs                                                                479,000                         41,000
                                                                          -----------------------------------------------
                                                                            253,435,000                    253,746,000
                                                                          -----------------------------------------------

Loss before income taxes                                                    (14,710,000)                   (16,031,000)

Income tax expense                                                              (12,000)                       (26,000)
                                                                          -----------------------------------------------
Net loss                                                                  $ (14,722,000)                $  (16,057,000)
                                                                          ===============================================



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                   Wilshire Restaurant Group, Inc.

                                          Consolidated Statements of Shareholders' Deficit

                                               December 29, 2005 and December 30, 2004


                                               CLASS A
                         PREFERRED STOCK     COMMON STOCK
                       -------------------------------------   CAPITAL IN
                                                               EXCESS OF    TREASURY     NOTES SECURED   ACCUMULATED
                       SHARES      AMOUNT    SHARES   AMOUNT   PAR VALUE     STOCK         BY STOCK        DEFICIT        TOTAL
                       -------------------------------------------------------------------------------------------------------------

Balance-December 25,
 2003                  33,854  $ 56,557,000    33,854  $ --  $ 8,205,000  $ (137,000)  $ (1,113,000)  $ (150,947,000) $ (87,435,000)
Accrued interest on
notes secured by stock     --            --        --    --           --          --        (92,000)              --        (92,000)
Stock issuance          8,299     6,720,000     8,299    --           --          --             --               --      6,720,000
Warrant issuance           --            --        --    --    1,454,000          --             --               --      1,454,000
Net loss                   --            --        --    --           --          --             --      (16,057,000)   (16,057,000)
Balance-December 30,   -------------------------------------------------------------------------------------------------------------
 2004                  42,153    63,277,000    42,153    --    9,659,000    (137,000)    (1,205,000)    (167,004,000)   (95,410,000)
Accrued interest on
notes secured by stock     --            --        --    --           --          --       (103,000)              --       (103,000)
Net loss                   --            --        --    --           --          --             --      (14,722,000)   (14,722,000)
                       -------------------------------------------------------------------------------------------------------------
Balance-December
 30, 2005              42,153  $ 63,277,000    42,153  $ --  $ 9,659,000  $ (137,000)  $ (1,308,000)  $ (181,726,000) $(110,235,000)
                       =============================================================================================================

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         Wilshire Restaurant Group, Inc.

                      Consolidated Statements of Cash Flows

                                              DECEMBER 29,        DECEMBER 30,
                                                 2005                2004
                                            ------------------------------------
OPERATING ACTIVITIES
Net loss                                      $ (14,722,000)      $ (16,057,000)
Adjustments to reconcile net loss
  to net cash provided by
  operating activities:
    Depreciation and amortization                 8,005,000           8,312,000
    Accrued interest                             12,433,000          11,444,000
    Amortization of deferred financing costs        957,000           1,563,000
    Store closure expense                         1,286,000           1,481,000
    Early extinguishment of
      capital lease obligation                     (565,000)                 --
    Reduction in provision for losses
      on receivables                                (71,000)            (97,000)
    Loss on disposition of property and equipment   200,000             209,000
    Impairment of property and equipment          1,303,000           1,495,000
    Impairment of acquired franchise rights              --              77,000
    Amortization of lease interests                 (69,000)            (73,000)
    Minority interests                              598,000             459,000
    Equity in (income) net loss of unconsolidated
      partnerships                                  (54,000)              9,000
    Distributions from unconsolidated
      partnerships                                   83,000              38,000
    Changes in operating assets and
      liabilities:
        Accounts receivable                        (335,000)           2,314,000
        Inventories                                (650,000)           (244,000)
        Prepaids and other current assets           (29,000)            (44,000)
        Other assets                              1,111,000          (5,432,000)
        Accounts payable                          2,754,000          (3,162,000)
        Accrued expenses                            963,000           4,007,000
        Deferred rent                             (134,000)            (369,000)
        Reserve for store closures              (1,721,000)          (2,075,000)
                                            ------------------------------------
Net cash provided by operating activities       11,343,000            3,855,000
                                            ------------------------------------

INVESTING ACTIVITIES
Capital expenditures                            (6,829,000)          (5,681,000)
Proceeds from sale of property and equipment         6,000              488,000
                                            ------------------------------------
Net cash used in investing activities           (6,823,000)          (5,193,000)
                                            ------------------------------------

                         Wilshire Restaurant Group, Inc.

                                              DECEMBER 29,        DECEMBER 30,
                                                 2005                2004
                                            ------------------------------------
FINANCING ACTIVITIES
Borrowings of long-term debt                  $          --        $ 40,000,000
Repayment of long-term debt                      (2,400,000)        (41,988,000)
Accrued interest on convertible
  promissory notes                                       --             120,000
Repayments on revolving credit facility, net     (1,640,000)            (17,000)
Repayment of capital lease obligations, net        (721,000)         (1,017,000)
Distributions to minority interests                (602,000)           (875,000)
Equity contribution                                      --           3,900,000
Accrued interest on notes secured by stock         (103,000)            (92,000)
Net cash provided by (used in)                ----------------------------------
  financing activities                           (5,466,000)             31,000

Net decrease in cash                               (946,000)         (1,307,000)

Cash at beginning of year                         1,799,000           3,106,000
                                              ----------------------------------
Cash at end of year                           $     853,000        $  1,799,000

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest                        $   7,209,000        $  6,220,000
Cash paid for income taxes                    $      21,000        $     46,000
                                              ==================================

NONCASH INVESTING AND FINANCING ACTIVITIES
Conversion of convertible promissory
  notes to preferred stock                    $                    $  2,820,000
Issuance of warrants in connection
  with financing                              $                    $  1,454,000
                                              ==================================



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                         Wilshire Restaurant Group, Inc.

                   Notes to Consolidated Financial Statements

                     December 29, 2005 and December 30, 2004


1.  ORGANIZATION

Wilshire Restaurant Group, Inc. (the Company or WRG), a Delaware corporation, owns 100% of the outstanding common stock of Marie Callender Pie Shops, Inc. (MCPSI), a California corporation. MCPSI owns and operates restaurants and has granted franchises under the name Marie Callender's and Marie Callender's Grill. MCPSI also owns 100% of the outstanding common stock of M.C. Wholesalers, Inc., a California corporation. M.C. Wholesalers, Inc. operates a commissary that produces bakery goods. MCPSI also owns 100% of the outstanding common stock of FIV Corp. (FIV), a Delaware corporation. FIV Corp. owns and operates one restaurant under the name East Side Mario's.

Marie Callender's restaurants are mid-priced, casual-dining restaurants specializing in the sale of pie and other bakery items, operating primarily in the western United States. The Marie Callender's Grill restaurants are mid-priced casual dining restaurants specializing in grilled meats and seafood while offering bakery items as well, operating in southern California. The East Side Mario's restaurant is a mid-priced Italian restaurant operating in Lakewood, California.

At December 29, 2005, 136 restaurants were operated under the Marie Callender's name, three under the Marie Callender's Grill name, and one under the East Side Mario's name. 76 Marie Callender's restaurants are wholly owned, 46 are franchises and 14 are partnership locations. The Company has less than a 50% ownership in two of the partnership restaurants and a 57% to 95% ownership in the remaining 12 locations. The East Side Mario's restaurant is wholly owned.
Two Marie Callender's Grill locations are wholly owned and one location is franchised.

On November 12, 1999, Castle Harlan Partners III, L.P. (Castle Harlan) acquired the Company through the purchase of a majority interest in the newly issued Class A common stock and preferred stock.

During 2003, Castle Harlan contributed $2,700,000 in the form of convertible promissory notes to the Company to finance restaurant remodels (Note 10). On July 22, 2004, the Company refinanced its senior debt and at that time the convertible promissory notes were converted to equity.

Also on July 22, 2004, Castle Harlan invested $3,900,000 of additional equity in the Company to finance restaurant remodels and for general working capital purposes (Note 9).

                         Wilshire Restaurant Group, Inc.

2.  OPERATIONS AND LIQUIDITY

The Company generated a net loss of $14,722,000 and $16,057,000 in fiscal 2005 and 2004, respectively, and had an accumulated deficit of $181,726,000 (of which $109,000,000 related to leveraged recapitalization transactions) as of December 29, 2005. Additionally, the Company had a working capital deficit of $32,494,000 as of December 29, 2005. Historically, the Company's operations have been funded from operating cash flows and borrowings under bank credit facilities.

In an effort to reverse previous earnings and cash flow declines, new senior management was brought into the Company in late 2001 through early 2003. During this time menu selections have been updated, while the traditional Marie Callender's favorites continue to be offered. Also, a restaurant remodeling program was initiated in 2002 in order to update the look and appeal of many of the Company's older facilities. There have been 23 restaurants remodeled as of December 29, 2005. Other programs have been introduced to build sales, such as the introduction of new menu items, introduction of a specialty pie program to reduce discounting, promotion of the to-go program, upgrading the bakery display to enhance the visual appeal, and refocusing employee training toward the critical elements of guest satisfaction. Concurrently, restaurant controls have been enhanced through the introduction of state-of-the-art point of sale systems throughout the Company (completed in October 2004), utilizing technology in managing labor costs, and upgrading food cost controls. Finally, many overhead positions that were not deemed critical to the successful operations of the restaurants have been eliminated. Based on the success to date of these and other sales building and cost-reduction initiatives, management believes that the Company will continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

The accompanying consolidated financial statements of the Company include the account balances and transactions of Wilshire Restaurant Group, Inc., its wholly owned subsidiaries, and its investments in restaurant partnerships in which it exercises control of the operations. All significant intercompany transactions have been eliminated in consolidation. The Company's investments in other partnerships are accounted for using the equity method.

                         Wilshire Restaurant Group, Inc.

3.  SUMMARY  OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

REPORTING YEAR

The Company operates under a 52/53-week fiscal year ending on the last Thursday of the calendar year. There were 52 weeks in fiscal year 2005 and 53 weeks in fiscal year 2004.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Company maintains cash balances at financial institutions that are in excess of FDIC insurance coverage limits.

ACCOUNTS RECEIVABLE

Accounts receivable consists primarily of franchise fees, licensing royalties, sublease rent, commissary product invoicing and credit card receivables. Credit losses are provided for in the consolidated financial statements and have generally been within management's expectations. Allowance for doubtful accounts totaled $5,000 and $76,000 for the years ended December 29, 2005 and December 30, 2004, respectively.

INVENTORIES

Inventories consist primarily of food and beverage products and are stated at the lower of cost (first-in, first-out) or market.

                         Wilshire Restaurant Group, Inc.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY, EQUIPMENT, IMPROVEMENTS, UNFAVORABLE LEASE INTERESTS AND DEPRECIATION AND AMORTIZATION

Property, equipment and improvements are recorded at cost. Expenditures that materially extend property lives are capitalized. The cost of maintenance, repairs and replacing china, glassware, utensils, etc., is charged to expense as incurred.

Unfavorable lease interests consist of the net of favorable and unfavorable lease interests representing the amount by which the estimated fair value of certain lease interests (as of the date acquired) exceed or are less than the related obligation, respectively. Such amounts are recognized as an increase or a reduction in occupancy costs, respectively, over the individual lease terms.

Depreciation and amortization is provided using the straight-line method over the following estimated useful lives:

     Buildings                         20 to 40 years (limited to term of lease)
     Restaurant and other equipment    3 to 10 years (limited to term of lease)
     Leasehold improvements            10 to 40 years (limited to term of lease)

LONG-LIVED ASSETS

Long-lived  assets  and  certain  identifiable   intangibles  are  reviewed  for
impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company's assessment of recoverability of long-lived assets is performed at the restaurant level.

Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                        Wilshire Restaurant Group, Inc.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LEASE OBLIGATIONS

The Company leases all of its restaurants locations. At the inception of the lease, each property is evaluated to determine whether the lease should be accounted for as an operating or capital lease. For leases that include rent escalations, the Company records the rent payable on the straight-line basis over the term of the lease (including the "rent holiday" period beginning upon possession of the premises) and records the difference between the minimum rents paid and the straight-line rent as deferred rent.

Certain leases contain provisions that require additional rental payments based upon restaurant sales volume ("contingent rentals"). Contingent rentals are accrued each period as the liabilities are incurred.

It is the Company's policy to record rent expense from possession date through construction completion as a pre-opening expense. Once a restaurant opens for business, the Company records the straight-line rent over the lease term plus contingent rent, to the extent it exceeded minimum rent per the lease agreement, as rent expense.

RESERVE FOR STORE CLOSURES

Reserve for store closures represents management's estimate of the expected net present value of future obligations for restaurants that have been closed.

SELF-INSURANCE RESERVES

The Company self-insures a significant portion of its health, workers' compensation, and general liability obligations. The Company maintains stop-loss coverage with third party insurers to limit its total exposure. The accrued liabilities associated with these programs are based on estimates of ultimate costs to be incurred to settle known claims and claims incurred but not reported as of the balance sheet dates. The estimated liability is discounted and is based on a number of assumptions and factors, including historical trends, actuarial assumptions and economic conditions. If actual trends, including the severity or frequency of claims, differ from these estimates, the financial results of the Company may be impacted.

                        Wilshire Restaurant Group, Inc.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Revenue for food and beverage sales at restaurants is recognized when services are rendered. Commissary revenues are recognized when bakery products are manufactured and shipped. Franchise royalties and licensing fee income is recognized when earned. Revenue from the sale of gift cards is deferred and recognized upon redemption of the gift cards.

FRANCHISE OPERATIONS

Initial fees related to sales or renewals of franchises are recognized when the Company has performed substantially all of its obligations under the franchise agreement, typically upon opening of the restaurant. Recurring franchise royalties are based on a percentage of the franchisees' reported gross sales and are recognized as revenue when earned.

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation using the intrinsic-value method. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. No stock-based compensation cost is reflected in the results of operations of the Company, as all options granted had an exercise price that was not less than management's estimate of the fair value of the underlying common stock on the date of grant.

PRE-OPENING COSTS



Costs incurred inconnection with the opening of a restaurant or re-opening of are modeled restaurant, such as management salaries, staff training, imputed straight-line rent and promotion of new store openings are expensed as incurred.

ADVERTISING COSTS

The Company expenses advertising costs upon first showing. Advertising expense was $6,643,000 and $5,890,000 for the years ended December 29, 2005 and December 30, 2004, respectively. This expense is reported as operating expense on the consolidated statements of operations.

                        Wilshire Restaurant Group, Inc.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances will be established when necessary to reduce deferred tax assets to the amounts expected to be realized.

FAIR VALUES OF FINANCIAL INSTRUMENTS

Fair values of cash, accounts receivable, notes receivable, accounts payable, and accrued expenses approximate cost due to the short period of time to maturity. The carrying value of the Credit Facility, as defined (Note 9), approximates fair value because interest rates on these instruments change with market interest rates. The carrying value of the Subordinated Term Loan, as defined (Note 9), approximates fair value as the fixed interest rate approximates rates offered to the Company for a loan of similar terms at December 29, 2005 and December 30, 2004.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, SHARE-BASED PAYMENT (SFAS 123R). SFAS 123R will require the Company to expense share-based payments, including employee stock options, based on their fair value. The Company is required to adopt the provisions of SFAS l23R effective as of the beginning of its fiscal year 2006. SFAS 123R provides alternative methods of adoption which include prospective application and a modified retroactive application. The Company is currently evaluating the financial impact, including the available alternatives of adoption, of SFAS 123R.

                        Wilshire Restaurant Group, Inc.

4.  PROPERTY, EQUIPMENT AND IMPROVEMENTS

Property, equipment and improvements consists of the following:

                                                    DECEMBER 29,    DECEMBER 30,
                                                       2005            2004
                                                 -------------------------------

Buildings                                          $  9,228,000    $ 10,228,000
Restaurant and other equipment                       66,199,000      64,845,000
Leasehold improvements                               44,941,000      42,355,000
Construction in progress                                898,000       1,649,000
                                                 -------------------------------
                                                    121,266,000     119,077,000
Less accumulated depreciation and amortization      (85,184,000)    (80,310,000)
                                                 -------------------------------
                                                   $ 36,082,000    $ 38,767,000
                                                 ===============================

5. OTHER ASSETS

Other assets consist of the following:
                                                    DECEMBER 29,    DECEMBER 30,
                                                       2005            2004
                                                 -------------------------------
Acquired franchise rights                          $ 7,529,000     $  6,890,000
Security deposits                                    2,088,000        3,164,000
Deferred financing costs                             2,629,000        2,621,000
Liquor licenses                                        981,000        1,006,000
Design prototype                                       794,000          781,000
                                                 -------------------------------
                                                    14,021,000       14,462,000
Accumulated amortization                            (9,279,000)      (7,652,000)
                                                 -------------------------------
Other assets, net                                 $  4,742,000     $  6,810,000
                                                 ===============================

Acquired franchise rights represent the excess of costs incurred over assets acquired related to franchise stores acquired by the Company. Such costs are amortized on the straight-line basis over their estimated benefit period of 15 years. Security deposits primarily represent collateral on outstanding insurance claims as well as restaurant lease deposits. Financing costs are incurred by the Company in connection with its long-term debt. Such costs are being amortized on the straight-line basis over the term of the long-term debt. In connection with the refinancing in July 2004, approximately $747,000 of net deferred financing costs from the prior debt was written off in 2004 and approximately $2,551,000 of financing costs was capitalized in 2004 (Note 9).

                        Wilshire Restaurant Group, Inc.

6. INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS

At December 29, 2005, the Company had investment interests in two unconsolidated partnerships that operate Marie Callender restaurants. The Company does not exercise control with respect to the operations of these partnerships. Investments in unconsolidated partnerships are accounted for using the equity method. The excess of the cost basis of the investments over the Company's share of the historical net assets of the two partnerships at the date of acquisition was $862,000 and is being recognized as a reduction to equity in net income of unconsolidated partnerships over the estimated benefit periods of 10 and 15 years. Accumulated amortization was $784,000 and $733,000 at December 29, 2005 and December 30, 2004, respectively.

7. ACCRUED EXPENSES accrued expenses were as follows:

                                                    DECEMBER 29,    DECEMBER 30,
                                                       2005            2004
                                                 -------------------------------

         Management fees                           $ 9,200,000      $ 7,360,000
         Payroll and related expenses                4,441,000        5,165,000
         Insurance                                   3,986,000        3,882,000
         Gift cards and gift certificates            3,619,000        3,739,000
         Legal accrual                               1,466,000        1,361,000
         Sales and use taxes                         1,238,000        1,415,000
         Percentage rent                               746,000          693,000
         Accrued interest payable                      499,000          487,000
         Deferred income                               323,000          440,000
         Property taxes payable                        256,000          202,000
         Credit card fees                              191,000          222,000
         Income taxes payable                           12,000           26,000
         Other                                         749,000          771,000
                                                 -------------------------------
         Total accrued expenses                   $ 26,726,000     $ 25,763,000
                                                 ===============================

                        Wilshire Restaurant Group, Inc.

8. LEASING ACTIVITIES

GENERAL

The Company conducts most of its operations using leased restaurant facilities under leases that expire on various dates through 2042. The leases have initial terms ranging from 1 to 55 years and in certain instances provide for renewal options ranging from 5 to 25 years. Most of the leases require additional rental payments by the Company if sales volumes at the related restaurants exceed specified levels. Most of the lease agreements require payment of taxes, insurance, and maintenance costs by the Company.

In connection with certain leases involving restaurants operated by franchisees, the Company, as prime lessee, has entered into sublease agreements for restaurant facilities that have terms similar to the related prime leases. The Company's obligation to pay rent, taxes, insurance, and maintenance costs under the prime leases is passed through to the related sublessees.

CAPITAL LEASES

The net book value of property, equipment and improvements held under capital leases was $5,612,000 and $6,639,000 at December 29, 2005 and December 30, 2004,
respectively (accumulated amortization was $3,616,000 and $3,589,000 as of December 29, 2005 and December 30, 2004, respectively). Amortization of assets held under capital leases is included in depreciation and amortization in the
accompanying   consolidated   financial   statements.

                        Wilshire Restaurant Group, Inc.

8.  LEASING ACTIVITIES (CONTINUED)

CAPITAL LEASES (CONTINUED)

Future annual minimum lease payments under capital lease obligations together with the present value of the net minimum lease payments as of December 29, 2005 are as follows:

     2006                                                     $    1,514,000
     2007                                                          1,343,000
     2008                                                          1,147,000
     2009                                                          1,110,000
     2010                                                          1,007,000
     Thereafter                                                   28,379,000
                                                              ---------------
                                                                  34,500,000

     Less amount representing interest                           (27,187,000)
                                                              ---------------
     Present value of minimum lease payments                       7,313,000

     Less current portion of obligations under capital leases       (634,000)
     Long-term obligations under capital leases,              ---------------
       excluding current portion                               $   6,679,000
                                                              ===============


Capital lease assets with a net carrying value of $506,000 and $882,000 as of December 29, 2005 and December 30, 2004, respectively (accumulated depreciation of $4,082,000 and $3,707,000 as of December 29, 2005 and December 30, 2004,
respectively), are leased to franchisees. Total net minimum lease payments have not been reduced by minimum sublease rentals of $1,023,000 which are expected to be received in the future under noncancelable subleases with franchisees whereby the sublease does not qualify as a capital lease.

                        Wilshire Restaurant Group, Inc.

8.  LEASING ACTIVITIES (CONTINUED)

OPERATING LEASES

Future minimum rental payments (exclusive of additional rental based on sales volume, real estate taxes, utilities, maintenance, and insurance) and sublease rental receipts by year under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 29, 2005 are as follows:

                      GROSS RENTAL          SUBLEASE RENTAL      NET
                        PAYMENTS               RECEIPTS

    2006            $ 13,967,000          $ (710,000)          $ 13,257,000
    2007              12,187,000            (423,000)            11,764,000
    2008              11,160,000            (353,000)            10,807,000
    2009               9,655,000            (362,000)             9,293,000
    2010               7,832,000            (328,000)             7,504,000
    Thereafter        35,635,000            (465,000)            35,170,000
                    --------------------------------------------------------
                    $ 90,436,000         $(2,641,000)          $ 87,795,000
                    ========================================================

Occupancy costs were as follows:
                                                  DECEMBER 29,      DECEMBER 30,
                                                     2005              2004
                                               ---------------------------------
Minimum rentals                                 $ 11,174,000      $ 10,830,000
Contingent rentals                                   911,000           763,000
Real estate taxes, common area, and other costs    3,827,000         3,873,000
Sublease rentals                                    (278,000)         (424,000)
Net amortization of lease interests                  (69,000)          (73,000)
                                               ---------------------------------
                                                $ 15,565,000      $ 14,969,000
                                               =================================

                        Wilshire Restaurant Group, Inc.

9.  LONG-TERM DEBT

Long-term debt consists of the following:

                                                     DECEMBER 29,   DECEMBER 30,
                                                        2005           2004
                                                    ----------------------------

  Secured Term Loan A                                $ 11,237,000   $ 13,637,000
  Secured Term Loan B                                  25,000,000     25,000,000
  Secured revolving line of credit                      2,251,000      3,891,000
  $35 million Subordinated Term Loan, net of
    unamortized discount of $791,000 and
    $1,259,000 at December 29, 2005 and
    December 30, 2004, respectively                   69,547,000     57,114,000
                                                   ----------------------------
  Long-term debt                                     108,035,000     99,642,000
  Less current portion of long-term debt             (2,400,000)     (2,400,000)
                                                   ----------------------------
  Long-term debt, excluding current portion         $105,635,000   $ 97,242,000
                                                   ============================


CREDIT FACILITY

On July 22, 2004, the Company entered into an agreement with lenders to refinance its existing debt under a new $55,000,000 asset-based senior secured credit facility (the Credit Facility). The Credit Facility provides for a $15,000,000 revolving line of credit, including a letter of credit sub-facility, and a $15,000,000 Secured Term Loan A and a $25,000,000 Secured Term Loan B facility.

The Secured Term Loan A requires principal payments due monthly in the amount of $200,000. Any unpaid principal amounts are due May 31, 2007. Interest is payable monthly at a rate equal to the base rate (bank prime rate) plus a base rate margin (9.75% at December 29, 2005).

The Secured Term Loan B requires principal payments due monthly in the amount of $200,000 commencing on the first day of the month after the date on which the Secured Term Loan A has been repaid in full. All remaining unpaid amounts are due on May 31, 2007. Interest is payable monthly at a rate equal to the base rate (bank prime rate) plus a base rate margin (14.75% at December 29, 2005).

                        Wilshire Restaurant Group, Inc.

9.  LONG-TERM DEBT (CONTINUED)

CREDIT FACILITY (CONTINUED)

The Company is also required to make mandatory principal prepayments on an annual basis equal to 50% of a defined excess cash flow amount which is applied first to the Secured Term Loan A obligation and then to the Secured Term Loan B obligation after the Secured Term Loan A obligation has been satisfied. No principal prepayments related to a defined excess cash flow amount have been made to date.

The secured revolving line of credit is available up to a maximum amount of $15,000,000, less the amounts drawn for any letters of credit. As of December 29, 2005, the borrowing capacity on the revolving line of credit was $15,000,000, of which $8,517,000 was used for letters of credit. As of December 29, 2005, the Company had $4,232,000 available for borrowing under its revolving line of credit. The revolving line of credit expires on May 31, 2007. Advances under the revolving line of credit bear interest at a base rate (bank prime rate) plus a base rate margin (9.75% at December 29, 2005). The base rate margin varies according to the Company's last 12 months' adjusted cash flows. The Company is charged a fee equal to 4% per annum times the daily balance of the undrawn amount of all outstanding letters of credit.

The Credit Facility also requires the Company to maintain certain financial covenants including minimum levels of earnings before income taxes, depreciation and amortization, a leverage ratio, a fixed charge coverage ratio, and a limitation on capital expenditures. As of December 29, 2005, the Company was in compliance with these covenants.

SUBORDINATED DEBT

On June 29, 2000, the Company entered into a subordinated debt agreement (the Subordinated Term Loan) to borrow $35,000,000. The principal amount is due on June 29, 2007. Interest is payable semiannually at a fixed rate of 8%. Additional interest accrues effective July 22, 2004 at 12% and is due at maturity. Additional accrued interest totaled $8,583,000 and $3,607,000 at December 29, 2005 and December 30, 2004, respectively.

Additionally, in connection with the Subordinated Term Loan, the Company issued 2,213 common stock and preferred stock warrants. The warrants have an exercise price of $1 per share and expire on June 29, 2010. The estimated fair value of the warrants of $3,886,000 has been recorded as an increase of capital in excess of par value with a corresponding discount to the carrying amount of the Subordinated Term Loan, which is being amortized over the term of the loan.

                        Wilshire Restaurant Group, Inc.

9.  LONG-TERM DEBT (CONTINUED)

SUBORDINATED DEBT (CONTINUED)

As a condition to amending the Subordinated Term Loan on May 31, 2001, the Company issued 456 preferred stock warrants and 456 Class A common stock warrants to certain lenders under the Subordinated Term Loan. The warrants have an exercise price of $1 per share and expire on May 31, 2011. The estimated fair value of these warrants of $801,000 has been recorded as an increase to capital in excess of par value and as ad is count on debt which is being amortized over the remaining term of the Subordinated Term Loan.

As conditions to amending the Subordinated Term Loan on July 22, 2004, the Company agreed to: (a) issue 13,800 preferred stock warrants and 13,800 Class A common stock warrants subject to the same terms as the warrants issued on May 31, 2001, to the lenders under the Subordinated Term Loan (Note 12); the original 2,669 preferred stock warrants and 2,669 common stock warrants issued as of May 31, 2001 were retired on July 22, 2004; (b) increase the rate of interest to 20% per annum, compounded quarterly, of which 8% is payable semi-annually (first payment due July 2005) and the remaining 12% is compounded quarterly and payable on the maturity date of the notes; (c) issue additional warrants, representing 1.25% of the fully diluted Class A common stock and 1.25% of the fully diluted preferred stock of the Company, if the Company is unable to make any semiannual interest payment when due. On January 1, 2005 and July 1, 2005, the Company was unable to make semiannual interest payments associated with the subordinated debt. Due to this non-payment, the Company issued 699 preferred stock warrants and 699 Class A common stock warrants on both January 1, 2005 and July 1, 2005 to the subordinated debt holders.

An additional condition to the amendment required Castle Harlan to make a $3,900,000 equity investment in the Company as of July 22, 2004 for working capital purposes. In conjunction with this additional investment, 4,816 shares of both preferred and common stock were issued to Castle Harlan. Scheduled principal maturities of long-term debt for fiscal years ending after December 29, 2005 are as follows:


   2006                                                 $  2,400,000
   2007                                                  105,635,000
                                                        -------------
                                                        $108,035,000
                                                        =============

                        Wilshire Restaurant Group, Inc.

10. CONVERTIBLE PROMISSORY NOTES

In 2003, the Company entered into an agreement with Castle Harlan in order to secure funds for restaurant remodels in the form of convertible promissory notes totaling $2,700,000. The convertible promissory notes accrued interest at the rate of 5% per annum with the interest compounding semiannually. The convertible promissory notes fall under the guidance of SFAS No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY (SFAS No. 150), which establishes standards for the classification and measurement of certain financial instruments with the characteristics of both liabilities and equity. In accordance with SFAS No. 150, in 2003 the Company recorded the convertible promissory notes in the mezzanine section of the consolidated balance sheet. These promissory notes converted to 3,482 shares of both preferred and common stock at the time of the Company's refinancing on July 22, 2004.

11. INCOME TAXES


Income tax expense consists of the following:

                                                     DECEMBER 29,   DECEMBER 30,
                                                        2005           2004
                                                    ----------------------------

  Current:
    Federal                                           $  (1,000)     $       --
    State                                               (11,000)        (26,000)
                                                    ----------------------------
                                                        (12,000)        (26,000)
  Deferred:
    Federal                                                  --             --
    State                                                    --             --
                                                    ----------------------------
                                                           --             --
  Total income tax expense                            $ (12,000)     $  (26,000)

                        Wilshire Restaurant Group, Inc.

11. INCOME TAXES (CONTINUED)

A reconciliation of income taxes computed at the statutory federal income tax rate to income tax expense on loss from operations is as follows:

                                                                            DECEMBER 29,       DECEMBER 30,
                                                                               2005               2004
                                                                    ---------------------  --------------------
Tax at statutory federal rate                                             $ 5,001,000         $ 5,450,000
State taxes, net of federal benefits                                          (7,000)             (17,000)
Change in federal valuation allowance                                     (3,967,000)          (3,770,000)
FICA tax credit                                                               700,000             483,000
Nondeductible interest                                                    (1,691,000)          (2,106,000)
Other, net                                                                   (48,000)             (66,000)
                                                                    ---------------------  --------------------
Total income tax expense)                                                 $  (12,000)         $   (26,000)
                                                                    =====================  ====================



The Company has recorded deferred tax assets and deferred tax liabilities, which represent future tax effects of temporary differences. The tax effects of significant temporary differences giving rise to deferred tax assets and liabilities are as follows:


                                                                            DECEMBER 29,       DECEMBER 30,
                                                                               2005               2004
                                                                    ---------------------  --------------------


Deferred tax assets:
 Net operating loss carryforwards                                      $ 9,816,000            $ 10,598,000
 Accrued expenses not currently deductible                               6,179,000               5,487,000
 Tax credit carryforwards                                                4,503,000               3,442,000
 Property, equipment, and improvements - book basis
   in excess of tax basis                                                5,821,000                5,166,000
 Deferred interest                                                       7,391,000                4,263,000
 Intangible assets - tax basis in excess of book basis                     421,000                  471,000
 State taxes not currently deductible                                        5,000                   10,000
                                                                    ---------------------  --------------------
Total deferred tax assets                                                34,136,000              29,437,000
Less valuation allowance                                                (34,048,000)            (29,291,000)
                                                                    ---------------------  --------------------
Net deferred tax assets                                                      88,000                146,000
Deferred tax liabilities:
 Investments in unconsolidated partnerships                                 (88,000)              (146,000)
                                                                    ---------------------  --------------------
Net deferred tax assets                                                $          -            $         -
                                                                    =====================  ====================


                        Wilshire Restaurant Group, Inc.

11. INCOME TAXES (CONTINUED)

The valuation allowance for deferred tax assets as of December 29, 2005 and December 30, 2004 was $34,048,000 and $29,291,000, respectively. The change in the valuation allowance of $4,757,000 relates primarily to the deferral of interest deductions related to debt obligations. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will not realize the benefits of these deductible differences, net of the existing valuation allowance at December 29, 2005.

The Company has federal net operating loss carryforwards totaling approximately $24,897,000 and $27,023,000 at December 29, 2005 and December 30, 2004,
respectively, which begin to expire in 2012.

The Company has state net operating loss carryforwards totaling approximately $16,952,000 and $17,780,000 at December 29, 2005 and December 30, 2004,
respectively, which begin to expire in 2006.

As a result of the acquisition of FIV in 1997, FIV experienced an ownership change as defined in Section 382 of the Internal Revenue Code. As a result of the ownership change, utilization of the majority of the federal and state net operating loss carryforwards applicable to FIV are limited to approximately $650,000 and $330,000, respectively per year.

Approximately $21,208,000 of the Company's federal net operating losses (including FIV described above) can be utilized without such limitation and approximately $14,118,000 of the Company's state net operating losses (including FIV described above) can be utilized without limitation.

Additionally,   the   Company  has  FICA  tax  credit   carryforwards   totaling
approximately $4,502,000 and $3,442,000 at December 29, 2005 and December 30, 2004, respectively, which begin to expire in 2018.

                        Wilshire Restaurant Group, Inc.

12. SHAREHOLDERS' DEFICIT

As of December 29, 2005, the Company has two classes of stock: preferred stock (Preferred Stock) and Class A common stock (Common Stock). The Company is authorized to issue 200,000 shares of Preferred Stock, par value $0.00! per share, with an initial stated value of $1,669 (the Stated Value) per share which shall be adjusted accordingly for any conversion, exchange, stock split, combination, dividend or other reclassification, consolidation, reorganization, recapitalization or similar transaction, as defined. The preferences, privileges, and restrictions granted or imposed on the Preferred Stock per the Certificate of Designations, Preferences, and Rights of Preferred Stock of Wilshire Restaurant Group, Inc. (the Certificate) are outlined below.

DIVIDEND RIGHTS

The holders of shares of Preferred Stock shall not be entitled to receive dividends and distributions, other than (i) if the Company at any time proposes to pay a dividend (or make any other distribution) on the Common Stock, other than a distribution of additional shares of Common Stock, the Company shall pay a concurrent dividend (or make a concurrent distribution) to holders of Preferred Stock such that, with respect to each share of Preferred Stock, the holders of shares of Preferred Stock shall receive a dividend or distribution equal to 19 times the per share dividend paid (or distribution made) with respect to each share of Common Stock. In any such case, the Company shall declare a dividend or distribution on the Preferred Stock at the same time that it declares a dividend or distribution on the Common Stock and shall establish the same record date for the dividend or distribution on the Preferred Stock as is established for such dividend or distribution on the Common Stock.

LIQUIDATION RIGHTS

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class of stock of the Company ranking senior to the Preferred Stock upon liquidation, dissolution or winding-up (the Senior Stock) in respect of such stock, but before any payment shall be made to the holders of Common Stock or other capital stock of the Company ranking junior to the Preferred Stock upon liquidation, dissolution or winding up (the Junior Stock), an amount per share equal to the Stated Value, plus all accrued but unpaid dividends, if any.

                        Wilshire Restaurant Group, Inc.

12. SHAREHOLDERS' DEFICIT (CONTINUED)

LIQUIDATION RIGHTS (CONTINUED)

Upon such liquidation, dissolution or winding up of the Company, if the remaining assets of the Company available for distribution to stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Stock shall be insufficient to pay the holders of shares of Preferred Stock and the holders of shares of capital stock of the Company ranking on a parity with the Preferred Stock (the Parity Stock) upon liquidation, dissolution or winding up the full amount to which they shall be entitled, the holders of shares of Preferred Stock and shares of Parity Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

VOTING RIGHTS

The holders of shares of Preferred Stock shall not have any voting rights.

REDEMPTION RIGHTS

The Preferred Stock shall be redeemable at the option of the Company's board of directors at any time from time to time for cash at a redemption price per share equal to the Stated Value, plus all accrued but unpaid dividends, if any.

                        Wilshire Restaurant Group, Inc.

12. SHAREHOLDERS' DEFICIT (CONTINUED)

WARRANTS

Warrants to purchase the Company's shares are outstanding with the following terms as of December 29, 2005:


  SECURITY         SHARES        EXERCISE
  SUBJECT TO       SUBJECT TO    PRICE PER    GRANT                    FAIR VALUE
  WARRANTS         WARRANTS      SHARE        DATE       EXPIRATION    OF WARRANTS        PURPOSE
---------------------------------------------------------------------------------------------------

Common Stock       13,800.3      $0.01     07/22/04    07/22/14     $       --        Financing agreement
Preferred Stock    13,800.3      $0.01     07/22/04    07/22/14     $ 1,454,000       Financing agreement
Common Stock          699.4      $0.01     01/01/05    07/22/14     $       --        Financing agreement
Preferred Stock       699.4      $0.01     01/01/05    07/22/14     $       --        Financing agreement
Common Stock          699.4      $0.01     07/01/05    07/22/14     $       --        Financing agreement
Preferred Stock       699.4      $0.01     07/01/05    07/22/14     $       --        Financing agreement
Total              30,398.2                                         $ 1,454,000


The Company recorded the fair value of warrants issued in connection with the Credit Facility as equity and as a discount to the related amounts payable and is amortizing the discount to interest expense over the terms of the financing arrangements using the interest method of amortization. The fair value of each warrant was calculated using the Black-Scholes pricing model with the following assumptions: volatility of 60.8%, expected life equal to the contractual life of 10 years, exercise price of $0.01, stock price of $0.01 and $139.86 for Common Stock and Preferred Stock, respectively, no dividend yield and a risk-free interest rate of 4.5%. The stock prices used in the calculation are net of a 30% liquidity discount to reflect the fact that the underlying shares to be issued upon exercise are unregistered and as such, cannot be sold or transferred until registered. The Black-Scholes fair value of each warrant was then discounted to reflect the dilutive impact that the exercise of the warrants would have on the value of the Company's stock.

The Company recorded $468,000 and $195,000 of interest expense for the years ended December 29, 2005 and December 30, 2004, respectively, as a result of amortization of the debt discounts from the 2004 issuance of warrants. Additionally, the Company recorded $514,000 of interest expense in fiscal 2004 related to the retiring of all previous warrants. (Note 8).

                        Wilshire Restaurant Group, Inc.

12. SHAREHOLDERS' DEFICIT (CONTINUED)

WARRANTS (CONTINUED)

The terms of the warrant contract allows for either the issuance of shares, or net share settlement, at the option of the warrant holder. Net share settlement reduces the shares issuable by a number of shares equal to the ratio of the total exercise price to the current market value of the underlying shares. In no case will the number of shares to be issued exceed the number of shares subject to the warrants.

STOCK OPTION PLAN

On November 12, 1999, the Company's board of directors approved the 1999 Nonqualified Stock Option Plan (the 1999 Plan). The 1999 Plan authorized the grant of options to purchase shares of the Company's Class A common stock, up to 12% of the number of fully diluted shares of Class A common stock outstanding at the time of the grant. The stock options are to be granted with a term of ten years and vest 25% per year commencing one year from the date of grant. The 1999 Plan is administered by the board of directors. There was no stock option activity under the 1999 Plan in fiscal 2005 and fiscal 2004.

13. PROFIT SHARING AND SAVINGS PLAN

All employees with at least one year of service who have attained age 21 are eligible to participate in the Marie Callender Pie Shops, Inc. Employee Profit Sharing and Savings Plan (the Savings Plan), which is designed to be a qualified profit sharing and salary deferral program. Participants are able to contribute, on a pretax basis, up to 15% of their earnings to the Savings Plan (subject to certain limitations), which the Company may match at its discretion. The Company's contributions are subject to a six-year vesting period. There were no matching contributions made by the Company during 2005 or 2004. The Company may also make discretionary profit sharing contributions to the Savings Plan on behalf of all Savings Plan participants. Such contributions also vest over a six-year period. The Company did not contribute to the Savings Plan during 2005 or 2004.

                         Wilshire Restaurant Group, Inc.

14.  STORE CLOSURE EXPENSES, ASSET IMPAIRMENT, AND OTHER

The composition of store closure expenses, asset impairment and other follows:


                                                                              DECEMBER 29,       DECEMBER 30,
                                                                                 2005                2004
                                                                              ------------       ------------

Store closure expenses                                                        $ 1,286,000        $ 1,481,000
Impairment of property and equipment                                            1,303,000          1,495,000
Impairment of acquired franchise rights                                                --             77,000
Loss on disposition of property and equipment                                     200,000            209,000
Early extinguishment of capital lease obligations                                (565,000)                --
                                                                              ------------       ------------
                                                                              $ 2,224,000        $ 3,262,000
                                                                              ============       ===========

Activity within the store closure reserve has included the following:

                                                                              DECEMBER 29,       DECEMBER 30,
                                                                                 2005                2004
                                                                              ------------       ------------

Reserve for store closures at beginning of year                               $ 2,635,000        $ 3,229,000
Net provision for closed stores                                                 1,286,000          1,481,000
Utilization of reserve                                                         (1,721,000)        (2,075,000)
                                                                              ------------       ------------
Reserve for store closures at end of year                                     $ 2,200,000        $ 2,635,000
                                                                              ============       ============



The Company recorded new store closure reserves on two units in the year ended December 29, 2005 totaling $424,000. There were no units added to the store closure reserve in the year ended December 30, 2004. These amounts represent management's estimate of the net present value of remaining noncancelable lease payments for closed stores at the date of closure net of estimated sublease income and landlord contributions received and to be received, if any. In fiscal 2005, the Company's management adjusted the closed store reserve based on updated information on sublease income resulting in a net additional reserve of $1,286,000. In fiscal 2004, the Company's management adjusted the closed store reserve based on updated information on sublease income resulting in a net increase to the reserve of $1,481,000.

                         Wilshire Restaurant Group, Inc.

14. STORE CLOSURE EXPENSES, ASSET IMPAIRMENT, AND OTHER (CONTINUED)

Additionally, the Company recognized impairment charges of $1,303,000 and $1,572,000, in fiscal years 2005 and 2004, respectively. These charges related to leasehold improvements, furniture, fixtures, equipment and acquired franchise rights for two new locations in the amount of $866,000 and ten previously impaired locations in the amount of $437,000 in 2005 and four new locations in the amount of $1,101,000 and ten previously impaired locations in the amount of $471,000 in 2004. The amount of impairment loss related to these assets was determined based on undiscounted future cash flows from operations as compared to the carrying amount of such assets.

15. RELATED PARTY TRANSACTIONS

An officer of the Company is owner of five of the Company's restaurant franchises. Included in receivables was $266 and $9,736 at December 29, 2005 and December 30, 2004, respectively, from these franchises related to franchise fees and rents. Franchise fee revenue from these franchises was $564,000 and $420,000 for the years ended December 29, 2005 and December 30, 2004, respectively.

During 1999, the Company issued notes receivable to certain executive officers totaling $920,000. Such notes receivable bear interest at 8.39% and are due and payable upon the earlier to occur of a change in ownership, as defined, or 10 years. The notes are classified as contra equity as they are secured by shares of the Company's stock.

The Company entered into a management services agreement with Castle Harlan. Total management service fees earned by Castle Harlan were $1,840,000 in each of the years ended December 29, 2005 and December 30, 2004. Accrued Castle Harlan management service fees as of December 29, 2005 and December 30, 2004 were $9,200,000 and $7,360,000, respectively.

In 2003, the Company received proceeds from the issuance of convertible promissory notes to Castle Harlan totaling $2,700,000. The notes accrued interest at the rate of 5% per annum compounded semiannually. The notes converted to stock at the time of the Company's refinancing on July 22, 2004. In conjunction with the note conversion, 3,482 shares of both preferred and common stock were issued to Castle Harlan. On July 22, 2004, Castle Harlan invested $3,900,000 as equity in the Company. In conjunction with this investment, 4,817 shares of both preferred and common stock were issued to Castle Harlan.

                         Wilshire Restaurant Group, Inc.

 15. RELATED PARTY TRANSACTIONS (CONTINUED)

Certain executives of the Company are investors in American Pie, LLC, which prepares and distributes Marie Callender frozen pies under a license agreement with the Company. During the years ended December 29, 2005 and December 30, 2004, the Company received licensing income of $1,369,000 and $1,105,000, respectively, from American Pie, LLC.

 16. CONTINGENCIES

The Company is involved in certain litigation arising in the ordinary course of its business. Management, having consulted with its counsel, believes it has adequate legal defenses as to all lawsuits and claims and does not believe that they will materially affect the Company's consolidated results of operations, consolidated financial position or cash flows.

In two class action lawsuits filed against the Company in 2004 (the Ventura lawsuits), plaintiffs seeking to represent a number of current and former employees at the Company's California restaurants allege that the Company has violated wage and hour laws in California by failing to provide meal and rest breaks, taking improper cash deductions from employee wages and failing to pay required reporting time pay. A tentative settlement of the Ventura lawsuits was negotiated in late 2004, including establishment of a formula by which authorized claimants would be paid in settlement of their claims. The Company estimates that the Ventura claim payouts and related payments will total approximately $1.2 million. This amount is included in accrued expenses on the balance sheet as of December 29, 2005 and December 30, 2004. While a hearing to tentatively approve the settlement was pending, a third lawsuit (the Orange County lawsuit) was received, in which wage and hour violations substantially similar to the Ventura lawsuits are alleged. The filing of that lawsuit has resulted in the temporary postponement of the preliminary approval of the settlement. The Company is opposing efforts by the Orange County attorneys to challenge the Ventura settlement through, among other things, judicial coordination of all three cases.

A state court has recently approved the settlement proposal and a final hearing is scheduled for July 2006 to work out the details of distributing the settlement. The approved settlement proposal will total approximately $1.2 million.